Phunware Reports Second Quarter 2026 Financial Results

Revenue Increased 76% Year-Over-Year, Gross Margin Expanded to 69%

Maintained $92 Million Cash Position with No Debt to Support Continued Product Innovation and Growth

Appointed Chief Executive Officer and Senior Vice President of Sales and AI and Digital Transformation Veterans to Lead Company's Next Phase of Growth

AUSTIN, Texas – August 6, 2026 – Phunware, Inc. (“Phunware” or the “Company”) (NASDAQ: PHUN), a mobile-first enterprise guest intelligence platform company delivering location-aware guest intelligence and AI-enabled guest engagement tools, today reported financial results for the second quarter ended June 30, 2026.

Financial Highlights

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Net revenue increased 76% to $0.8 million in the second quarter of 2026, compared to $0.5 million in the second quarter of 2025 as a result of a customer-initiated early contract termination. For the first six months of 2026, net revenue increased 17% to $1.3 million, compared to $1.1 million in the prior-year period.
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Gross margin improved to 69.0% in the second quarter of 2026 from 41.8% in the prior-year period and increased to 69.7% for the first six months of 2026 from 48.0% in the prior-year period.
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Cash and cash equivalents totaled $92.1 million as of June 30, 2026, with no debt, providing significant financial flexibility to execute the Company's growth strategy.
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Net loss was $5.2 million, or ($0.26) per basic and diluted share, in the second quarter of 2026, compared to a net loss of $3.1 million, or ($0.16) per basic and diluted share, in the prior-year period. The increase primarily reflects continued investment in product, sales and marketing, research and development, and general and administrative initiatives supporting the Company's 2.0 Strategy. Net loss was $8.4 million, or ($0.42) per basic and diluted share, in the first six months of 2026, compared to a net loss of $6.9 million, or ($0.34) per basic and diluted share, in the prior-year period.
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Adjusted EBITDA loss was $5.5 million in the second quarter of 2026, compared to an Adjusted EBITDA loss of $4.1 million in the prior-year period. Adjusted EBITDA loss was $9.5 million in the first six months of 2026, compared to an Adjusted EBITDA loss of $8.9 million in the prior-year period.
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Net cash used in operations was $8.5 million for the six months ended June 30, 2026, as compared to $6.8 million for the prior-year period.

Recent Business Highlights

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Continued execution of the Company's 2.0 Strategy, unifying Phunware's mobile, location-aware, and AI capabilities into a single AI-enabled Guest Intelligence Platform designed for hospitality, healthcare, and other complex physical environments.
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Appointed Dmitry Kroshka as Chief Executive Officer, effective May 13, 2026, to lead execution of the Company's strategic transformation.
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Engaged Michael Cerdá and his AI-first product transformation firm, Build Something Product Group, to accelerate the Company's 2.0 product development and execution.
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Appointed hospitality technology veterans Nick Farrell and Brent McMahan as Senior Vice President of Sales and Senior Director of Sales, respectively, to expand the Company's hospitality business development efforts.
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Showcased the Company's expanding AI-enabled Guest Intelligence Platform at HITEC North America 2026, featuring live demonstrations of AI Concierge, the AI Itinerary Builder, and the forthcoming Location-Aware Data Layer.
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Appointed AI and technology veterans Aaron Holloway and Michael Crooks as advisors.
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Continued strong commercial momentum for AI Concierge and related guest engagement metrics following its launch in January 2026.
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Maintained running 12-month customer retention of greater than 95%.

Management Commentary

“Building on the strong momentum generated at the Hospitality Industry Technology Exposition and Conference (“HITEC”), where live demonstrations of Phunware's evolving Guest Intelligence Platform—including AI Concierge and AI Itinerary Builder—captured significant interest from hospitality professionals, the Company continues to advance its Product and Sales initiatives,” said Dmitry Kroshka, Chief Executive Officer of Phunware. “Since becoming Chief Executive Officer, my focus has been on translating our technology, expertise, customer relationships, and strong balance sheet into disciplined execution of our 2.0 Strategy. We believe this quarter marks an important milestone in Phunware's evolution.

"We believe traditional hospitality technology helps operators understand who guests are and what they have done. Our vision is to deliver a platform which helps them understand what guests are doing in real time and enable them to engage and respond to guests while those interactions are occurring. By combining our mobile platform, proprietary location-aware technology, and AI capabilities into a unified Guest Intelligence Platform, we believe we can deliver a differentiated solution that originates and improves guest experiences while creating new opportunities for our customers to drive engagement, data collection, and on-property revenue.

"During the second quarter, we continued to advance our product roadmap and strengthen our commercial organization. AI Concierge is now commercially deployed and generating engagement levels well above our initial expectations. At HITEC, we showcased the next phase of our platform with AI Itinerary Builder, which is designed to help operators personalize guest experiences and increase ancillary revenue opportunities, along with our forthcoming Location-Aware Data Layer, which is designed to connect digital guest interactions with real-world operational and revenue outcomes. We also strengthened our internal sales leadership team by hiring Nick Farrell as Senior Vice President of Sales, who will lead the Company’s hospitality growth strategy, and Brent McMahan as Senior Director of Sales, who brings more than a decade of experience in hospitality technology sales. Further, we engaged

Michael Cerdá and Build Something Product Group to accelerate 2.0 Product development, and added advisors Aaron Holloway and Michael Crooks, both veterans in technology and AI.

"We are executing the 2.0 strategy from a position of financial strength. We ended the quarter with approximately $92 million in cash and cash equivalents and no debt, providing flexibility to continue investing in product innovation, intellectual property, and strategic growth initiatives. While hospitality remains our primary commercial focus, we believe the same AI-enabled, location-aware intelligence platform can be applied to address meaningful opportunities across healthcare and other complex physical environments and intend to do so. We remain confident that our 2.0 strategy, product roadmap, and balance sheet best position the Company to create long-term value for shareholders.

“To that end, I intend to lead a series of new investor relations initiatives designed to provide shareholders with a regular cadence of communication and transparency into our 2.0 Strategy, including investor webinars, regular updates on our progress, a comprehensive investor presentation, and an expanded presence at key investor and industry conferences. We look forward to keeping our shareholders informed and engaged as we continue to execute on our strategy,” concluded Kroshka.

Note about Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest expense (income), income tax expense, depreciation, and further adjusted for non-cash impairment, valuation adjustments and stock-based compensation expense. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides additional information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Net loss	$(5,249)	$(3,144)	$(8,443)	$(6,867)
Add back: Depreciation	2	4	4	8
Add back: Interest expense	9	5	18	14
Less: Interest income	(818)	(1,094)	(1,675)	(2,213)
EBITDA	(6,056)	(4,229)	(10,096)	(9,058)
Add back: Stock-based compensation	524	118	636	204
Adjusted EBITDA	$(5,532)	$(4,111)	$(9,460)	$(8,854)

About Phunware

Phunware, Inc. (NASDAQ: PHUN) is an enterprise software company specializing in mobile app solutions for hospitality, healthcare and other large property related customers, with integrated intelligent capabilities. We provide businesses with the tools to create, implement, and manage custom mobile applications, analytics, digital advertising, and location-based services. Phunware is transforming mobile engagement by delivering scalable, personalized, and data-driven mobile app experiences.

Phunware’s mission is to achieve unparalleled connectivity and monetization through the widespread adoption of Phunware mobile technologies, leveraging brands, consumers, partners, and market participants. Phunware is poised to expand its software products and services audience through new generative AI products and product enhancements which are in development, utilize and monetize its patents and other intellectual property, and focus on serving its enterprise customers and partners.

For more information on Phunware, please visit www.phunware.com.

Safe Harbor / Forward-Looking Statements

This press release includes forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, business strategy and plans, our objectives for future operations, the development and commercial rollout of our Product 2.0 strategy and Guest Intelligence Platform, the performance and adoption of our AI Concierge, AI Itinerary Builder, and Location-Aware Data Layer capabilities, the expansion of our product offering into adjacent end markets, and the timing of upcoming investor and industry events, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” and similar expressions are intended to identify forward-looking statements.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. These forward-looking statements involve risks, uncertainties, and other assumptions that may cause actual results to differ materially from those expressed or implied. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in our filings with the SEC. We undertake no obligation to update any forward-looking statements.

By their nature, forward-looking statements involve risks and uncertainties. We caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those expressed or implied by these forward-looking statements.

Investor Relations Contact:

Chris Tyson, Executive Vice President

MZ Group – MZ North America

949-491-8235

PHUN@mzgroup.us

www.mzgroup.us

Phunware, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share information)

	June 30,	December 31,
	2026	2025
Assets:	(Unaudited)
Current assets:
Cash and cash equivalents	$92,133	$100,587
Accounts receivable, net of allowance for credit losses of $113 as of June 30, 2026 and December 31, 2025	191	300
Digital currencies	61	96
Prepaid expenses and other current assets	567	19,164
Total current assets	92,952	120,147
Non-current assets:
Property and equipment, net	8	11
Right-of-use asset, net	401	552
Other assets	158	158
Total non-current assets	567	721
Total assets	$93,519	$120,868

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,761	$1,070
Accrued expenses	289	19,905
Deferred revenue	1,075	1,386
Lease liability	358	342
PhunCoin subscription payable	1,202	1,202
Total current liabilities	4,685	23,905
Deferred revenue	229	369
Lease liability	95	277
Total noncurrent liabilities	324	646
Total liabilities	5,009	24,551
Commitments and contingencies	-	-
Stockholders' equity
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 20,459,152 shares issued and 20,449,022 shares outstanding as of June 30, 2026 and 20,198,290 shares issued and 20,188,160 shares outstanding as of December 31, 2025	2	2
Treasury stock	(502)	(502)
Additional paid-in capital	422,174	421,538
Accumulated deficit	(333,164)	(324,721)
Total stockholders' equity	88,510	96,317
Total liabilities and stockholders' equity	$93,519	$120,868

Phunware, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Net revenue	$799	$455	$1,341	$1,143
Cost of revenue	248	265	406	594
Gross profit	551	190	935	549
Operating expenses:
Sales and marketing	1,283	690	2,108	1,586
General and administrative	3,864	2,790	6,567	6,254
Research and development	1,453	970	2,331	1,783
Total operating expenses	6,600	4,450	11,006	9,623
Operating loss	(6,049)	(4,260)	(10,071)	(9,074)
Other income (expense):
Interest expense	(9)	(5)	(18)	(14)
Interest income	818	1,094	1,675	2,213
Other expense, net	(9)	27	(29)	8
Total other income, net	800	1,116	1,628	2,207
Loss before taxes	(5,249)	(3,144)	(8,443)	(6,867)
Income tax benefit (expense)	—	—	—	—
Net loss	$(5,249)	$(3,144)	$(8,443)	$(6,867)
Net loss per share, basic and diluted	$(0.26)	$(0.16)	$(0.42)	$(0.34)
Weighted-average shares used to compute net loss per share, basic and diluted	20,431,227	20,171,639	20,309,719	20,170,639

Phunware, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2026	2025
Operating activities
Net loss	$(8,443)	$(6,867)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	636	204
Other adjustments	205	193
Changes in operating assets and liabilities:
Accounts receivable	109	(126)
Prepaid expenses and other assets	97	(50)
Accounts payable and accrued expenses	(425)	(153)
Lease liability payments	(182)	(178)
Deferred revenue	(451)	187
Net cash used in operating activities	(8,454)	(6,790)
Investing activities
Net cash for investing activities	-	-
Financing activities
Proceeds from sales of common stock, net of issuance costs	-	80
Net cash provided by financing activities	-	80

Net change in cash and cash equivalents	(8,454)	(6,710)
Cash and cash equivalents at the beginning of the period	100,587	112,974
Cash and cash equivalents at the end of the period	$92,133	$106,264

Supplemental disclosure of cash flow information
Interest paid	$18	$14
Income taxes paid	$-	$21